SCHEDULE 14A INFORMATION
 Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                   Act of 1934 (Amendment No.    )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /
Check the appropriate box:

/ /    Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

/X/    Definitive Proxy Statement
/ /    Definitive Additional Materials
/ /    Soliciting Material Pursuant to 240.14a-11  or 240.14a-12

                          TECO Energy, Inc.
 ......................................................................
           (Name of Registrant as Specified In Its Charter)

 ......................................................................
(Name of Person(s) filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/    No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11.

   1)  Title of each class of securities to which transaction applies:

   ................................................................

   2)  Aggregate number of securities to which transaction applies:

   .................................................................

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   .................................................................

   4)  Proposed maximum aggregate value of transaction:

     ................................................................

   5)  Total fee paid:
   .................................................................

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


   1)  Amount Previously Paid:

   ..................................................................

   2)  Form, Schedule or Registration Statement No.:

   .................................................................

   3)  Filing Party:

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   4)  Date Filed:

   ..................................................................


[TECO Energy, Inc. Logo]



                                                         March 5, 1998

               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                     TO BE HELD ON APRIL 15, 1998








   The Annual Meeting of the Shareholders of TECO Energy, Inc. will be held at the principal office of the Corporation, TECO Plaza, 702 North Franklin Street, Tampa, Florida, on Wednesday, April 15, 1998 at 11:30 a.m., for the following purposes:


   1.    To elect four directors.

   2. To consider and act on such other matters, including the shareholder proposal on page 12 of the accompanying proxy statement, as may properly come before the meeting.

   Shareholders of record at the close of business on February 13, 1998 will be entitled to vote at the meeting and at any adjournments thereof.

   Even if you plan to attend the meeting, you are requested to mark, sign and date the enclosed proxy and to return it promptly in the accompanying envelope. If you attend the meeting and wish to vote in person, your proxy will not be used.


                              By order of the Board of Directors,



                                           R. H. Kessel, Secretary




TECO ENERGY, INC.
P.O. Box 111   Tampa, Florida 33601   (813) 228-4111





                              TECO ENERGY, INC.
                      P.O. Box 111, Tampa, Florida 33601


                               PROXY STATEMENT





   The enclosed proxy is solicited on behalf of the Board of Directors of TECO Energy, Inc. (the Corporation ) to be voted at the Annual Meeting of Shareholders of the Corporation to be held at the time and place and for the purposes set forth in the foregoing notice. This p r o xy statement and the enclosed proxy are being mailed to shareholders beginning on or about March 5, 1998.



                         VOTING OF SECURITIES

   As of February 13, 1998, the record date for the determination of shareholders entitled to vote at the meeting, the Corporation had outstanding 131,565,152 shares of Common Stock, $1 par value ( Common Stock ), the only class of stock of the Corporation outstanding and entitled to vote at the meeting. The holders of Common Stock are entitled to one vote for each share registered in their names on the record date with respect to all matters to be acted upon at the meeting.

   The presence at the meeting, in person or by proxy, of a majority of the shares outstanding on the record date will constitute a quorum. Abstentions and broker non-votes will be considered as shares present for purposes of determining the presence of a quorum.

   A shareholder giving a proxy may revoke it at any time before it is exercised at the meeting by filing with the Secretary of the Corporation a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

   Shares represented by valid proxies received will be voted in the manner specified on the proxies. If no instructions are indicated on the proxy, the proxy will be voted for the election of the four nominees for director named below and against the shareholder proposal described below.

   The affirmative vote of a majority of the Common Stock of the Corporation represented at the meeting in person or by proxy will be required to elect directors and to approve the shareholder proposal. For each of these matters, (i) abstentions will be considered as represented at the meeting and, therefore, will be the equivalent of a negative vote and (ii) broker non-votes will not be considered as represented at the meeting.





                         ELECTION OF DIRECTORS


   The Corporation's Bylaws provide for the Board of Directors to be divided into three classes, with each class to be as nearly equal in number as possible. As the term of one class of directors expires, their successors are elected for a term of three years at each annual meeting of shareholders. Messrs. Anderson, Rankin, Touchton and Urquhart have been nominated for terms expiring in 2001, and each has consented to serve if elected. If any nominee is unable to serve, the shares represented by valid proxies will be voted for the election of such other person as the Board may designate.































   The following table contains certain information as to the nominees and each person whose term of office as a director will continue after the meeting. Information on the share ownership of each of these individuals is included under Share Ownership below.



                            Principal Occupation During             Present
                                Last Five Years and       Director  Term
     Name             Age   Other Directorships Held(1)   Since(1)  Expires


*Girard F. Anderson    65   Chairman of the Board,        1994      1998
                            President and Chief
                            Executive Officer, TECO
                            Energy, Inc.; formerly Chief
                            Operating Officer and
                            prior thereto Executive Vice
                            President-Utility Operations,
                            TECO Energy, Inc. and President
                            and Chief Operating Officer,
                            Tampa Electric Company


DuBose Ausley         60    Chairman, Ausley & McMullen   1992      1999
                            (attorneys), Tallahassee,
                            Florida; formerly Chairman,
                            Macfarlane, Ausley, Ferguson
                            & McMullen (attorneys),
                            Tallahassee, Florida and
                            President of a predecessor
                            firm; also a director of
                            Sprint Corporation and Capital
                            City Bank Group Inc.


Sara L. Baldwin       66    Private Investor; formerly    1980      2000
                            Vice President, Baldwin and
                            Sons, Inc. (insurance agency),
                            Tampa, Florida

Hugh L. Culbreath     76    Retired; formerly Chairman    1971      2000
                            of the Board, TECO Energy, Inc.









                            Principal Occupation During             Present
                                Last Five Years and       Director  Term
     Name             Age   Other Directorships Held(1)   Since(1)  Expires


James L. Ferman, Jr.  54    President, Ferman Motor       1985      1999
                            Car Company, Inc.
                            (automobile dealerships),
                            Tampa, Florida; also a
                            director of The Bank of
                            Tampa and its holding
                            company, The Tampa Banking
                            Company


Edward L. Flom        68    Retired; formerly Chairman    1980      2000
                            of the Board and Chief
                            Executive Officer, Florida Steel
                            Corporation (production and
                            fabrication of steel products),
                            Tampa, Florida; also a director
                            of Outback Steakhouse, Inc.


Henry R. Guild, Jr.   69    President and Director,       1980      2000
                            Northeast Investment
                            Management, Inc. (private
                            trustees and family
                            investment advisers), Boston,
                            Massachusetts

*Tom L. Rankin        57    Independent investment         1997     1998
                            manager; formerly
                            Chairman of the Board and
                            Chief Executive Officer,
                            Lykes Energy, Inc. (the
                            former holding company
                            for the Peoples Gas companies)
                            and Lykes Bros. Inc.













                            Principal Occupation During             Present
                                Last Five Years and       Director  Term
     Name             Age   Other Directorships Held(1)   Since(1)  Expires


Robert L. Ryan        54    Senior Vice President and     1991      1999
                            Chief Financial Officer,
                            Medtronic, Inc. (medical
                            devices manufacturer),
                            Minneapolis, Minnesota;
                            formerly Vice President-
                            Finance, Union Texas Petroleum
                            Holdings, Inc. (independent
                            oil and gas exploration and
                            production), Houston, Texas;
                            also a director of Dain Rauscher
                            Corporation and United Healthcare
                            Corporation


William P. Sovey      64    Chairman of the Board and      1996     2000
                            formerly Vice Chairman
                            and Chief Executive Officer,
                            Newell Co. (consumer
                            products), Freeport, Illinois;
                            also a director of Acme
                            Metals, Inc.


*J. Thomas Touchton   59    Managing Partner, The Witt-   1987      1998
                            Touchton Company
                            (private investment
                            partnership), Tampa, Florida;
                            also a director of 18 Merrill
                            Lynch-sponsored mutual funds



















                            Principal Occupation During             Present
                                Last Five Years and       Director  Term
     Name             Age   Other Directorships Held(1)   Since(1)  Expires


*John A. Urquhart     69    President, John A. Urquhart    1991     1998
                            Associates (management
                            consultants), Fairfield,
                            Connecticut and Vice
                            Chairman and a director of
                            Enron Corp. (diversified
                            natural gas company), Houston,
                            Texas; formerly
                            Senior Vice President, G.E.
                            Industrial & Power
                            Systems, General Electric
                            Company; also a director
                            of Aquarion Company, Catalytica,
                            Inc. and Hubbell Incorporated

James O. Welch, Jr.   66    Retired; formerly Vice        1976      1999
                            Chairman, RJR Nabisco, Inc.
                            and Chairman, Nabisco Brands,
                            Inc.; also a director of Kmart
                            Corporation and Vanguard Group
                            of Investment Companies
____________

*Nominee for election as director

(1) All of the directors of the Corporation also serve as directors of Tampa Electric Company, and the period of service shown includes service on Tampa Electric Company's Board prior to the formation of the Corporation on January 15, 1981. On April 15, 1981, the Corporation became the corporate parent of Tampa Electric Company as a result of a reorganization.


   The Board of Directors held seven meetings in 1997. All directors attended at least 75% of the meetings of the Board and Committees on which they served, except for Mr. Sovey who attended 70% of such meetings.


   The  Corporation  has standing Audit and Compensation Committees of








the Board of Directors. It does not have a Nominating Committee. The Compensation Committee, which met three times in 1997, is currently composed of Mrs. Baldwin and Messrs. Guild, Sovey, Urquhart and Welch (Chairman). The Audit Committee, which met twice in 1997, is currently composed of Messrs. Ferman, Flom, Ryan and Touchton (Chairman). For additional information about the Compensation
Committee  and  the  Audit  Committee,  see  "Executive  Compensation
Compensation  Committee  Report  on  Executive  Compensation    and
Information Concerning Auditors and Audit Committee  below.


   The Corporation paid $1,099,461 for legal services rendered during 1997 by Ausley & McMullen, of which Mr. Ausley serves as Chairman. In addition, the Corporation paid $37,500 in 1997 for the use of an outdoor recreational and conference facility operated by a partnership in which Mr. Ausley has an indirect 50% interest.

   Lykes Bros. Steamship Co., Inc., of which Mr. Rankin served as an executive officer until May 1996, filed for reorganization under Chapter 11 of the federal bankruptcy laws on October 11, 1995.


Compensation of Directors

   Directors who are not employees or former employees of the Corporation or any of its subsidiaries are paid an annual retainer of $27,000 and attendance fees of $750 for each meeting of the Board of the Corporation, $750 for each meeting of the Board of Tampa Electric Company and $1,000 for each meeting of a Committee of the Board on which they serve. As a non-employee Chairman of the Board, Timothy L. Guzzle received in 1998 the first of what were to have been quarterly payments of $25,000. Directors may elect to receive all or a portion of their compensation in the form of Common Stock. Directors may also elect to defer any of their cash compensation with a return calculated at either the 90-day U.S. Treasury bill rate or a rate equal to the total return on the Corporation's Common Stock.


   The Corporation has an agreement with Mr. Culbreath under which he will provide consulting services to the Corporation through December 31, 2000 for compensation at a rate of $175,000 per year. Mr. Culbreath served as Chief Executive Officer of the Corporation until April 1989 and retired as an employee in April 1990 at which time the consulting relationship commenced. The agreement provides a severance







benefit (in the event of termination of Mr. Culbreath s consultancy following a change in control of the Corporation) equal to the total compensation that would have been payable over the remaining term of the agreement. This benefit is payable under the same circumstances as the benefits described under "Executive Compensation Employment and Change in Control Arrangements" below and will be reduced to the extent that such benefit, taking into account any other compensation p r ovided by the Corporation, would not be deductible by the Corporation pursuant to Section 280G of the Internal Revenue Code.


   1997 Director Equity Plan. All non-employee directors participate in the Corporation s 1997 Director Equity Plan, which allows for a variety of equity-based awards. In 1997, each non-employee director received a grant of 325 shares and an option for 2,000 shares of Common Stock, except for Mr. Rankin who received an option for 10,000 shares, as has been the practice for each newly elected director. The exercise price for these options is the fair market value on the date of grant. They are exercisable immediately and expire ten years after grant or earlier as provided in the plan following termination of service on the Board.


   Termination of Directors Retirement Plan. Upon shareholder approval of the 1997 Director Equity Plan at the Corporation s 1997 Annual Meeting of Shareholders, the Directors Retirement Plan was terminated. As described in the Corporation s 1997 Proxy Statement, all participating directors received a one-time payment of the present value of the income stream they would have received based on their length of service as of December 31, 1996. In the aggregate, 29,421 shares of Common Stock and $441,127 was paid in connection with the termination of this plan.



                            SHARE OWNERSHIP

   There is no person known to the Corporation to be the beneficial owner of more than five percent of the outstanding Common Stock as of December 31, 1997.


   The following table sets forth the shares of Common Stock beneficially owned as of January 31, 1998 by the Corporation s directors and nominees, its executive officers named in the summary







compensation table below and its directors and executive officers as a group. Except as otherwise noted, such persons have sole investment and voting power over the shares. The number of shares of the Corporation s Common Stock beneficially owned by any director or executive officer does not exceed 1% of such shares outstanding at January 31, 1998; the percentage beneficially owned by all directors and executive officers as a group as of such date is 1.53%.

Name                 Shares(1)        Name               Shares(1)


Girard F. Anderson  167,294  (2)      J. Thomas Touchton  29,161
DuBose Ausley        29,735           John A. Urquhart    27,993  (11)
Sara L. Baldwin      28,079  (3)      James O. Welch, Jr. 33,761  (12)
Hugh L. Culbreath    58,200  (4)(5)   Alan D. Oak        158,628  (2)(13)
James L. Ferman, Jr. 33,392  (6)      Keith S. Surgenor  110,268  (2)
Edward L. Flom       32,739  (7)      Roger H. Kessel    153,044  (2)
Henry R. Guild, Jr. 108,240  (5)(8)   Roger A. Dunn       29,089  (2)(14)
Tom L. Rankin       921,047  (9)      All directors and
Robert L. Ryan       26,278  (10)     executive officers
William P. Sovey     14,107           as a group
                                      (19 persons)     2,012,474  (2)(15)


(1) The amounts listed include the following shares that are subject to options granted under the Corporation s stock option plans:
      Mr. Ausley, 20,000 shares; Mrs. Baldwin and Messrs. Culbreath, Ferman, Flom, Guild, Ryan, Touchton and Welch, 22,000 shares each; Mr. Rankin, 10,000 shares; Mr. Sovey, 12,000 shares; Mr. Urquhart, 19,200 shares; Mr. Anderson, 112,000 shares; Mr. Oak, 43,000 shares; Mr. Surgenor, 77,000 shares; Mr. Kessel, 137,000 shares; Mr. Dunn, 14,690 shares; and all directors and executive officers as a group, 681,490 shares.


(2) The amounts listed include the following shares that are held by benefit plans of the Corporation for an officer's account: Mr. Anderson, 8,987 shares; Mr. Oak, 10,324 shares; Mr. Surgenor, 3,107 shares; Mr. Kessel, 2,644 shares; Mr. Dunn, 523 shares; and all directors and executive officers as a group, 31,677 shares.







(3) Includes 350 shares held by a trust of which Mrs. Baldwin is a trustee.

(4) Includes 6,000 shares owned by Mr. Culbreath's wife, as to which shares he disclaims any beneficial interest.

(5) Includes 30,200 shares held by Mr. Guild as trustee for the benefit of Mr. Culbreath.

(6) Includes 2,584 shares owned jointly by Mr. Ferman and his wife. Also includes 927 shares owned by Mr. Ferman's wife, as to which shares he disclaims any beneficial interest.

(7) Includes 1,596 shares owned by Mr. Flom's wife, as to which shares he disclaims any beneficial interest.

(8) Includes an additional 38,100 shares held by trusts of which Mr. Guild is a trustee.

(9) Includes 1,343 shares owned by Mr. Rankin s wife, as to which shares he disclaims any beneficial interest.

(10)  Includes 2,000 shares owned jointly by Mr. Ryan and his wife.

(11) Includes 1,000 shares owned by Mr. Urquhart's wife, as to which shares he disclaims any beneficial interest.

(12) Includes 2,000 shares owned by a charitable foundation of which Mr. Welch is a trustee.

(13)  Includes  71,774  shares  held  by a trust of which Mr. Oak is a
      trustee.    Also includes 20,130 shares owned by Mr. Oak's wife,
      as to which shares he disclaims any beneficial interest.

(14) Includes 364 shares owned by Mr. Dunn s wife, as to which shares he disclaims any beneficial interest.

(15) Includes a total of 14,693 shares owned jointly. Also includes a total of 11,230 shares owned by spouses, as to which shares beneficial interest is disclaimed.





                 SHAREHOLDER RETURN PERFORMANCE GRAPH

   The following graph shows the cumulative total shareholder return on the Corporation's Common Stock on a yearly basis over the five-year period ended December 31, 1997, and compares this return with that of the S&P 500 Composite Index and the S&P Electric Utilities Index.

T h e   graph  assumes  that  the  value  of  the  investment  in  the
Corporation's Common Stock and each index was $100 on December 31, 1992 and that all dividends were reinvested.



                     [Performance Graph Goes here]




                                                December 31,

                                  1992  1993    1994   1995   1996   1997

   TECO Energy, Inc.              $100  $113    $107   $141   $139   $170
   S&P Electric Utilities Index   $100  $113     $98   $128   $128   $162
   S&P 500 Index                  $100  $110    $112   $153   $189   $252



                        EXECUTIVE COMPENSATION


        Compensation Committee Report On Executive Compensation

   The Compensation Committee of the Board of Directors, composed entirely of independent, non-employee directors, recommends to the Board the compensation of executive officers and administers the Corporation's long-term incentive plan. The objective of the Corporation's compensation program is to enhance shareholder value by attracting and retaining the talent needed to manage and build the Corporation's businesses. The Committee seeks, therefore, to provide compensation opportunities that are competitive and link the interests of shareholders and executives.


   Upon the Committee's recommendation, the Board in 1996 adopted stock ownership guidelines of five times base salary for the CEO and three times base salary for the other executive officers. These guidelines allow the executives five years to acquire this amount of stock and do not recognize stock options as shares owned.





   The components of the Corporation's executive compensation program, base salary, annual incentive awards and long-term incentive awards, are described below.


   Base Salary. Base salary is designed to provide each executive with a fixed amount of annual compensation that is competitive with the marketplace. The Corporation's salary structure for its executive officers utilizes various salary grade ranges and associated midpoints. Each executive officer is assigned to a salary grade by the Board, on the recommendation of the Committee, based on the officer's experience level and scope of responsibility and a market assessment conducted by the Corporation s outside consultant, Towers

Perrin, of the median compensation paid to executives with similar positions in general industry by organizations having comparable revenues. Each year, the Committee adjusts the salary ranges based on surveys by outside consultants of expected changes in compensation levels at general industrial and electric utility companies. In 1997, as in prior years, the Committee recommended and the Board approved adjustments to the base salaries for each executive officer, including the CEO, taking into account the midpoint of the officer's assigned salary grade and the Committee's subjective evaluation of the officer's individual performance. After this adjustment, Mr. Guzzle s base salary was 98% of the midpoint of his assigned salary grade. In November 1997, when Mr. Anderson was elected CEO, his salary was set at 103% of the midpoint of his newly assigned salary grade.


   Annual Incentive Awards. The Corporation has an annual incentive program intended to encourage actions that contribute to improved operating and financial results which provides for incentive awards based on the achievement of corporate and individual performance goals. Target awards can range up to 60% of the midpoint of the salary range for the CEO, 35-50% for the other named executive officers and lower percentages for other officers. In setting these percentages, the Committee used data from the market assessment referred to above. Under the Corporation's program, additional payments of up to 50% of the target awards may be made if the goals are exceeded; lesser amounts may be paid if the goals are not achieved, but only if the Corporation s net income exceeds the threshold designated for that year. The Board may decide to adjust awards if the plan formula would unduly penalize or reward management and, in individual cases, to vary the calculated award based on the officer s total performance. In this connection, the Committee recommended and the Board decided to adjust the awards for 1997 by giving recognition to the gain from the




sale of a cogeneration facility and also, subject to closing, the sale of certain offshore oil and gas assets.


   The 1997 objectives for all the executive officers under the incentive program included overall operating and financial performance targets measured by the Corporation's net income and the Corporation's return on equity. 60% of Mr. Guzzle s and Mr. Anderson s 1997 target award was based on these factors. Additional quantitative targets were used for some of the other executive officers including, in the case of certain officers, targets relating specifically to the performance of the companies for which they have chief operating responsibility.


   In addition to measuring performance against the 1997 quantitative targets, the Committee evaluated each executive s performance against qualitative objectives. These objectives focused on aspects of the Corporation's business that directly related to the executive officer's individual responsibilities. 40% of Mr. Guzzle s and Mr. A n derson s 1997 target award was based on these qualitative objectives. In Mr. Guzzle's case, these objectives were to provide the leadership necessary for the growth and development of the Corporation and to manage effectively the Corporation s external relations; in Mr. Anderson's case, these objectives were to participate in the effective management of changes in the electric industry and to support the growth of the Corporation s diversified businesses with special emphasis on the Peoples Gas companies. The Committee's review consisted of a subjective evaluation of each of these executive s performance, with a significant focus on long-term strategies to increase earnings while preserving financial strength. Based on this evaluation and the Corporation s 1997 net income and return on equity, Mr. Guzzle and Mr. Anderson received incentive awards of 56% and 40% of the midpoints of their respective salary grades. If the supplemental awards relating to the pending sale of offshore assets referred to above are paid, the above percentages for Mr. Guzzle and Mr. Anderson will increase to 70% and 50%, respectively.


   Long-Term Incentive Awards. The long-term component of the Corporation's incentive compensation program consists of equity-based grants which have been in the form of stock options and restricted stock. These grants are designed to create a mutuality of interest with shareholders by motivating the CEO and the other executive officers and key personnel to manage the Corporation s business so that the shareholders investment will grow in value over time. The




Committee's policy has been to base individual awards on an annual study by Towers Perrin comparing the value of long-term incentive grants to salary levels in general industry. The Committee does not normally consider the amount of an individual's outstanding or previously granted options or shares in determining the size of the grant. The 32,500 shares of restricted stock granted to the CEO in April of 1997 reflected these policies and, as in the case of the other executive officers, the results of the Committee s review of his performance conducted when it considered his base salary for 1997.


   At the time of Mr. Anderson s election as CEO in November of 1997, the Compensation Committee determined that Mr. Guzzle s retirement would be a normal retirement for purposes of his outstanding stock options and restricted stock. As a result, upon Mr. Guzzle s retirement on January 5, 1998, his stock options became exercisable for their remaining terms and the restrictions on his restricted stock terminated.


   With respect to qualifying compensation paid to executive officers under Section 162(m) of the Internal Revenue Code, the Corporation does not expect to have any significant amount of compensation e x ceeding the $1-million annual limitation. Accordingly, the Committee has recommended that the Corporation continue to structure its executive compensation program to meet the objectives described in this report, rather than modifying it to achieve a relatively small decrease in its federal income tax liability. Compensation attributable to outstanding stock options or stock options granted under the Corporation's 1996 Equity Incentive Plan will not be subject to the limitation under Section 162(m) under applicable regulations.


                                By the Compensation Committee,


                                James O. Welch, Jr. (Chairman)
                                Sara L. Baldwin
                                Henry R. Guild, Jr.
                                William P. Sovey
                                John A. Urquhart












   The following tables set forth certain compensation information for both of the individuals who served as Chief Executive Officer of the Corporation during 1997 and each of the four other most highly compensated executive officers of the Corporation and its subsidiaries.

                                      Summary Compensation Table


                                                                  Long-Term
                                          Annual                 Compensation
                                      Compensation                  Awards
                                              Other Annual  Restricted   Shares             All Other
Name and                                      Compen-       Stock       Underlying          Compen-
Principal Position  Year    Salary   Bonus(1) sation(2)     Awards(3)    Options/SARs(#)(4) sation(5)

Timothy L. Guzzle   1997    $565,000 $361,709               $800,313                        $23,298
Former Chairman     1996     526,250  480,000                491,150                         32,010
of the Board (6)(7) 1995     493,750  415,000 $50,925                     60,000             31,092


Girard F. Anderson  1997     418,250  193,247                386,613                         17,487
Chairman, President 1996     386,250  250,000                298,450                         31,106
and Chief Executive 1995     368,750  240,000  48,611                     40,000             30,094
Officer (7)


Alan D. Oak         1997    272,500  103,000                179,763                          11,715
Executive Vice      1996    241,750  160,000                143,350                          15,248
President and       1995    225,000  135,000   44,264                     17,000             14,432
Chief Operating
Officer (7)

                                                                  Long-Term
                                          Annual                 Compensation
                                      Compensation                  Awards
                                              Other Annual  Restricted   Shares             All Other
Name and                                      Compen-       Stock       Underlying          Compen-

Principal Position  Year    Salary   Bonus(1) sation(2)     Awards(3)    Options/SARs(#)(4) sation(5)
Keith S. Surgenor   1997     315,000  135,000                280,725                         10,421
President and Chief 1996     295,000  215,000                206,800                         14,199
Operating Officer   1995     272,500  195,000  45,664                     25,000             17,994
of Tampa Electric
Company

Roger H. Kessel     1997     258,500  100,000                179,763                         11,161
Senior Vice         1996     248,500  163,000                143,350                         11,063
President-General   1995     238,500  135,000  44,765                     17,000              9,052
Counsel

Roger A. Dunn       1997     211,000   62,500                132,975                          9,280
Vice President -    1996     202,500   90,000                108,100                          9,186
Human Resources (8) 1995      89,502   42,000                             15,000                462




















(1) As described in the Compensation Committee Report on Executive Compensation above, the following supplemental incentive awards for 1997 will be paid upon the completion of the pending sale of offshore oil and gas assets: Mr. Guzzle, $84,104; Mr. Anderson, $49,662; Mr. Oak, $30,000; Mr. Surgenor, $15,000; Mr. Kessel,
      $27,500; and Mr. Dunn, $17,500.


(2) Participants in the Corporation's company car program received a one-time cash payment in connection with its elimination in 1995. The amount set forth includes this payment, which in the case of the above officers was $40,890.


(3) The reported values of the restricted stock awards were determined using the closing market price of the Common Stock on the date of grant. Restricted stock holdings and the values thereof based on the closing price of the Common Stock on December 31, 1997 were as follows: Mr. Guzzle, 53,400 shares ($1,501,875); Mr. Anderson, 15,700 shares ($441,563); Mr. Oak,
     13,400 shares  ($376,875);  Mr.  Surgenor,  20,200  shares
     ($568,125);  Mr. Kessel, 13,400 shares ($376,875); and Mr. Dunn,

     10,000 shares ($281,250). The 12,700 shares granted to Mr. Anderson in 1996 have vested, and the 15,700 shares granted to him in 1997 will vest on April 16, 1998. The shares granted to Mr. Guzzle vested on January 5, 1998, and the shares granted to Mr. Kessel will vest on January 1, 1999. The other shares listed above will vest more than three years after the date of grant. Holders of restricted stock receive the same dividends as holders of other shares of Common Stock.


(4) Stock appreciation rights that can only be exercised during limited periods following a change in control of the Corporation ( LSAR s) were awarded in tandem with the options granted. Upon exercise of an LSAR, the holder is entitled to an amount based upon the highest price paid or offered for Common Stock during the 30-day period preceding a change in control of the Corporation, as defined under "Employment and Change in Control Arrangements" below. The exercise of an option or an LSAR results in a corresponding reduction in the other.


(5) The reported amounts for 1997 consist of $924 of premiums paid by the Corporation to the Executive Supplemental Life Insurance Plan for each of the named executive officers, with the balance in each case being employer contributions under the TECO Energy







     Group  Retirement  Savings  Plan  and  Retirement Savings Excess
     Benefit Plan.


(6) Mr. Guzzle served as Chairman of the Board until his death on January 28, 1998.


(7) Prior to November 13, 1997, Mr. Guzzle served as Chairman of the Board and Chief Executive Officer, Mr. Anderson served as President and Chief Operating Officer and Mr. Oak served as Senior Vice President - Finance and Chief Financial Officer.

(8) Mr. Dunn began his employment with the Corporation on July 17, 1995.











































                    Aggregated Option/SAR Exercises in Last Fiscal Year and
                                Fiscal Year-End Option/SAR Value

                                                           Number of           Value of
                                                       Shares Underlying     Unexercised
                                                          Unexercised        In-The-Money
                                                         Options/SARs       Options/SARs
                                                        at Year-End(#)       at Year-End

                      Shares Acquired      Value         Exercisable/       Exercisable/
Name                  on Exercise(#)   Realized($)      Unexercisable      Unexercisable


Timothy L. Guzzle             0               0             140,000/0          $ 955,000/0
Girard F. Anderson            0               0             112,000/0            821,749/0
Alan D. Oak                   0               0              43,000/0            292,250/0
Keith S. Surgenor             0               0              77,000/0            628,374/0
Roger H. Kessel               0               0             137,000/0          1,461,185/0
Roger A. Dunn                310            1,055            14,690/0             93,649/0






















                            Pension Table

   The following table shows estimated annual benefits payable under the Corporation s pension plan arrangements for the named executive officers other than Messrs. Guzzle, Kessel and Dunn.

                                     Years of Service

                             5        10          15     20 or More
Final
Average Earnings

  $200,000  . . . . . . $ 30,000   $ 60,000   $ 90,000     $120,000
   250,000  . . . . . .   37,500     75,000    112,500      150,000
   300,000  . . . . . .   45,000     90,000    135,000      180,000
   350,000  . . . . . .   52,500    105,000    157,500      210,000
   400,000  . . . . . .   60,000    120,000    180,000      240,000
   450,000  . . . . . .   67,500    135,000    202,500      270,000
   500,000  . . . . . .   75,000    150,000    225,000      300,000
   550,000  . . . . . .   82,500    165,000    247,500      330,000
   600,000  . . . . . .   90,000    180,000    270,000      360,000
   650,000  . . . . . .   97,500    195,000    292,500      390,000
   700,000  . . . . . .  105,000    210,000    315,000      420,000
   750,000  . . . . . .  112,500    225,000    337,500      450,000

   The annual benefits payable to each of the named executive officers are equal to a stated percentage of such officer s final average earnings multiplied by his number of years of service, up to a stated maximum. Final average earnings are based on the greater of (i) the officer's final 36 months of earnings or (ii) the officer's highest three consecutive calendar years of earnings out of the five calendar years preceding retirement. The amounts shown in the table are based on 3% of such earnings and a maximum of 20 years of service. The amounts payable to Mr. Kessel are based on 5% of earnings and a maximum of 12 years of service, and the amounts payable to Mr. Dunn are based on 4% of earnings and a maximum of 10 years of service. The amounts payable to Mr. Guzzle, who retired 10 months before attaining his normal retirement age, were based on 6% of earnings and his maximum of 10 years of service.

   The earnings covered by the pension plan arrangements are the same as those reported as salary and bonus in the summary compensation table above. Years of service for the named executive officers are as follows: Mr. Anderson (38 years), Mr. Oak (24 years), Mr. Surgenor (9 years), Mr. Kessel (8 years) and Mr. Dunn (2 years). The pension benefit is computed as a straight-life annuity commencing at the officer's normal retirement age and is reduced by the officer s Social Security benefits. The normal retirement age is 62 for Messrs. Anderson and Kessel, 62 and 10 months for Mr. Dunn and 63 for Messrs. Oak and Surgenor.

   The present value of the portion of the officer s pension benefit that is in excess of the amount payable under the Corporation s qualified retirement plan is, at the election of the officer, payable in the form of a lump sum. The pension plan arrangements also provide






death benefits to the surviving spouse of an officer equal to 50% of the benefit payable to the officer. If the officer dies during employment before reaching his normal retirement age, the benefit is based on the officer's service as if his employment had continued until such age. The death benefit is payable for the life of the spouse.

 Employment and Change in Control Arrangements

   The Corporation has severance agreements with the named executive officers under which payments will be made under certain circumstances following a change in control of the Corporation. A change in control means in general the acquisition by any person of 30% or more of the Common Stock, the change in a majority of the directors or the approval by the shareholders of a merger or consolidation of the Corporation in which the Corporation's shareholders do not have majority voting power in the surviving entity or of the liquidation or sale of the assets of the Corporation. Each of these officers is required, subject to the terms of the severance agreements, to remain in the employ of the Corporation for one year following a potential change in control (as defined) unless a change in control earlier occurs. The severance agreements provide that in the event employment is terminated by the Corporation without cause (as defined) or by one of these officers for good reason (as defined) following a change in control, the Corporation will make a lump sum severance payment to the
o f ficer of three times annual salary and bonus. Upon such termination, the severance agreements also provide for: (i) a cash payment equal to the additional retirement benefit which would have been earned under the Corporation s retirement plans if employment had continued for three years following the date of termination and (ii) participation in the life, disability, accident and health insurance plans of the Corporation for such period except to the extent such benefits are provided by a subsequent employer.

   In addition, the terms of the restricted stock awarded to the named executive officers provide for full vesting upon a change in control. These officers will also receive a payment to compensate for the additional taxes, if any, payable on the benefits received under the severance agreements and any other benefits contingent on a change in control as a result of the application of the excise tax associated with Section 280G of the Internal Revenue Code.

                         SHAREHOLDER PROPOSAL

   John J. Phillips, 8020 34th Avenue North, St. Petersburg, Florida 33710, the holder of 500 shares of Common Stock, has submitted the following proposal:

   RESOLVED: That the stockholders of TECO Energy Inc., assembled in annual meeting in person and by proxy, hereby request that the Board of Directors, starting as soon as possible, amend future proxy materials to show each nominee for the Board of Directors listed individually with a For or Against box before each nominee s name.

   REASONS:  The  present proxy material is confusing because at first






glance, one is offered the option of either to vote (A) FOR ALL NOMINEES or (B) AGAINST ALL NOMINEES then, there is an option (C)
  FOR ALL NOMINEES EXCEPT . This is followed with a line barely long enough to hold one name. The suggested proposal would eliminate any possible misunderstanding. In our Democratic Society we would not consider voting for any office in any other manner than individually; it should be so with our company directors. We, the stockholders, are the owners of this company. We have our money invested in the company; the directors that we elect represent the stockholders and are individually and collectively responsible to them for sound and proper performance of their duties. They set the direction of the Company through the Management, who are employees of the Company. The most important function of the Board of Directors is Management selection, evaluation, compensation, and replacement. Therefore, the office of Director is very significant and any method which allows us to make more intelligent selections is of great importance to us and the company. This small change will greatly simplify the proxy material. It will allow stockholders to consider each candidate in a more clear, appropriate manner. I urge you to vote for this proposal; it is for the benefit of our company.

   The Board of Directors OPPOSES the adoption of the above resolution for the following reasons:

   Mr. Phillips submitted substantially the same proposal to the Corporation four years ago, and it was overwhelmingly rejected by the Corporation s shareholders.

   The Securities and Exchange Commission has adopted a rule governing shareholder proxy cards which specifically approves the format for the election of directors used by the Corporation. In addition, the Board believes that a large majority of the publicly held companies in the United States use this same format, based on information obtained from the American Society of Corporate Secretaries, Inc.

     The Board disagrees with the claim that the current format is confusing and lacks space for more than one name, given the shareholders use of this format for many years without any apparent difficulty and the widespread use by other companies of the same format. Adoption of the proposal would, moreover, make the proxy voting process less convenient and more costly since it would require shareholders to check four boxes rather than one and would increase the costs of tabulating the votes.

   The Board of Directors recommends a vote AGAINST this shareholder proposal.

          INFORMATION CONCERNING AUDITORS AND AUDIT COMMITTEE

   The Audit Committee reviews the scope of the audit procedures followed by the independent accountants and the results of their yearly audit, including the audited financial statements. The Committee also reviews the Corporation's internal auditing policies and procedures and the adequacy of the system of internal accounting and financial controls. After its review of the yearly audit, the






Committee recommends the independent accountants to be appointed for the following year.

   Based on the Audit Committee s recommendation in April 1997, the Board reappointed Coopers & Lybrand L.L.P. to serve as independent accountants and to audit the Corporation s financial statements for 1997. Consistent with past procedures, independent accountants for the current fiscal year will be appointed by the Board at its April 1998 meeting.

   Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting of Shareholders and to be available to respond to appropriate questions. They will also have the opportunity to make a statement if they so desire.

        SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   The Corporation's executive officers and directors are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Copies of those reports must also be furnished to the Corporation.

   Based solely on a review of the copies of reports furnished to the Corporation with respect to 1997 and written representations that no other reports were required, the Corporation believes that the executive officers and directors of the Corporation have complied in a timely manner with all applicable Section 16(a) filing requirements except that (i) Girard F. Anderson filed one late report covering the sale of 800 shares owned by a trust of which Mr. Anderson s wife was a trustee and beneficiary and (ii) Roger A. Dunn filed one late report covering two purchases totaling 300 shares.

                  DEADLINE FOR SHAREHOLDER PROPOSALS

   Proposals of shareholders intended to be presented at the 1999 Annual Meeting of Shareholders must be received on or before November 5, 1998 for inclusion in the Corporation s proxy materials relating to that meeting. Any such proposals should be sent to: Secretary, TECO Energy, Inc., P.O. Box 111, Tampa, Florida 33601.

  ADVANCE NOTICE PROVISIONS FOR SHAREHOLDER PROPOSALS AND NOMINATIONS

   The Bylaws of the Corporation provide that in order for a shareholder to bring business before or propose director nominations at an annual meeting, the shareholder must give written notice to the Secretary of the Corporation not less than 90 days before the third Tuesday in April. The notice must contain specified information about the proposed business or each nominee and the shareholder making the proposal or nomination. If the annual meeting is scheduled for a date that is not within ten days of the third Tuesday in April and notice thereof is mailed to shareholders or publicly disclosed less than 100 days in advance, the notice given by the shareholder must be received no later than the tenth day following the day on which the notice of such annual meeting date was mailed or public disclosure made,






whichever first occurs.

                        SOLICITATION OF PROXIES

   In addition to the solicitation of proxies by mail, proxies may be solicited by telephone, facsimile or in person by regular employees of the Corporation. The Corporation has also retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of $6,000 plus out-of-pocket expenses. All expenses of this solicitation, including the c o st of preparing and mailing this proxy statement, and the reimbursement of brokerage houses and other nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock, will be paid by the Corporation.

                             OTHER MATTERS

   The  Board  of  Directors  does  not  know  of  any  business to be presented at the meeting other than the matters described in this proxy statement. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.








































                                                                Appendix A

                          [TECO ENERGY LOGO]

                    1998 Annual Shareholders' Meeting
                  Wednesday, April 15, 1998, 11:30 A.M.
                               TECO Plaza
                       702 North Franklin Plaza
                          Tampa, Florida 33602

   Attached below is your proxy card for the 1998 Annual Meeting of Shareholders of TECO Energy, Inc.

   Please detach the proxy card and mark the boxes to indicate how your shares should be voted. Sign and return your proxy card as soon as possible in the enclosed postage-paid envelope.

   Please see the reverse side for shareholder services information.









































                                                                 Appendix A

                              DETACH HERE

                                 PROXY

                           TECO ENERGY, INC.

       Proxy for Annual Meeting of Shareholders, April 15, 1998

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                           TECO ENERGY, INC.

 The undersigned hereby constitutes and appoints Girard F. Anderson, Hugh L. Culbreath and Henry R. Guild, Jr. and any one or more of them, attorneys and proxies of the undersigned, with full power of substitution to each attorney and substitute, for and in the name of the undersigned to appear and vote all shares of Common Stock of TECO Energy, Inc. standing in the name of the undersigned as of the close of business February 13, 1998, at the Annual Meeting of Shareholders of the Corporation to be held in accordance with notice received at the principal office of the Corporation, TECO Plaza, 702 North Franklin Street, Tampa, Florida, on April 15, 1998 at 11:30 A.M., and at any and all adjournments thereof, with all powers the undersigned would have if personally present, hereby revoking all proxies previously given.

THIS PROXY IS CONTINUED AND IS TO BE SIGNED ON REVERSE SIDE)   SEE REVERSE
                                                                  SIDE































                                                                Appendix A

 [TECO ENERGY LOGO]
 702 N. Franklin Street
 Tampa, FL 33602

                   SHAREHOLDER SERVICES INFORMATION

     TECO Energy offers electronic direct deposit of dividends to your bank account. For more information and enrollment forms, please contact our transfer agent, Boston EquiServe.

     Questions regarding your individual account, changes of address, replacement of lost certificates, dividends and general transfer requirements should be directed to Boston EquiServe at:

                            (800) 650-9222

                           Mailing Address

                            BankBoston, N.A.
                      c/o Boston EquiServe, L.P.
                             P.O. Box 8040
                         Boston, MA 02266-8040

                TECO Energy, Inc. Shareholder Services

                            (800) 810-2032

            Please retain this information for your future use.




























                                                                Appendix A

                              DETACH HERE

 /X/ Please mark votes as in this example.


 1. ELECTION OF DIRECTORS
 The Board Recommends a Vote FOR all Nominees.
 Instructions  -  To  vote against any individual nominee(s), mark Box
 (C) and write the name(s) of such nominee(s) above the line provided below.
 Nominees:  G.F.  Anderson,  T.L.  Rankin,  J.T. Touchton
            and J.O. Welch, Jr.

 /  /      (A)FOR ALL NOMINEES          /  / (B) AGAINST ALL NOMINEES

 /  /      (C)_______________________
              FOR ALL NOMINEES EXCEPT


 2.  SHAREHOLDER PROPOSAL

 The Board Recommends a Vote AGAINST the Proposal.

 /  /      FOR                                /  / AGAINST

 /  /      ABSTAIN

     In their discretion, the proxies are also authorized to vote upon such other matters as may properly come before the meeting.

     This proxy will be voted as specified, or if no specification is made, FOR Proposal 1 and AGAINST Proposal 2.

 MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  /  /

 PLEASE SIGN AND MAIL THIS PROXY TODAY.
 INSTRUCTIONS - Signatures should correspond exactly with the name or names of Shareholders as they appear on this proxy. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full titles. Execution on behalf of corporations should be by a duly authorized officer and on behalf of partnerships by a general partner or in the firm name by another duly authorized person.

 Signature: __________ Date: _____ Signature: _________ Date: ______








